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[LETTERHEAD OF JEFFERSON PILOT FINANCIAL APPEARS HERE]


                            JOINT AND LAST SURVIVOR
                      GUARANTEED DEATH BENEFIT (GDB) RIDER

EFFECTIVE DATE -

The Rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy unless a later Effective Date is shown above. In the Rider, "We", "Us", or "Our" means the Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insureds" means the persons named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - We guarantee that the death benefit of the policy will be no less than the Specified Amount, regardless of the investment experience of the divisions within the Separate Account, provided that the GDB Cumulative Minimum Premium Requirements have been satisfied.

The Rider has no loan value and no surrender value.

CUMULATIVE MINIMUM PREMIUM REQUIREMENT - On each Monthly Anniversary Day, We will determine if the GDB Cumulative Minimum Premium Requirement for the Rider has been met. The GDB Cumulative Minimum Premium Requirement is met provided that (a) is greater than or equal to (b), where:

(a) is the sum of all previous premium payments under the policy less any Debt and Withdrawals; and
(b) is the GDB Minimum Annual Premium, as shown on Page 3 of the policy, divided by twelve, multiplied by the number of completed policy months.

If this requirement has been met, the policy is guaranteed to remain in force during the next policy month. If this requirement is not met, We will notify You of the premium payments required in order to continue benefits under the Rider. A Grace Period of 61 days will be provided. If the necessary premiums are not received during this Grace Period, the Rider will terminate without value.

Any increase in the Specified Amount as a result of any Rider attached to the policy or any change in the Death Benefit Option in the policy, will require an increase in the GDB Minimum Annual Premium. Any decrease in Specified Amount will require a decrease in the GDB Minimum Annual Premium. Such increase or decrease will become effective on the effective date shown in the Supplemental Policy Specifications Page that will be sent to you as a result of any increase or decrease.

The Cumulative Minimum Premium Requirement will be the sum of the Cumulative Minimum Premium Requirements for the Initial Specified Amount and each respective increase or decrease to the Specified Amount.

CHANGES UPON THE YOUNGER INSURED'S ATTAINED AGE 100
If the Rider is still in force upon the Younger Insured's Attained Age 100, the following changes under the policy will occur. These changes will supersede any changes to the contrary stipulated upon the Younger Insured's Attained Age 100 in the Changes in Insurance Coverage provision of the policy:

(1) If the policy's Accumulation Value is equal to or less than the Specified Amount, the Specified Amount will remain unchanged. We will transfer 100% of the policy's Accumulation Value to the General Account. Minimum benefits for the policy will be fixed and guaranteed thereafter. No transfer charge will be imposed as a result of this transfer to the General Account.
(2) If the policy's Accumulation Value is greater than the Specified Amount, the Specified Amount will be changed upon the Younger Insured's Attained Age 100 as stipulated in the Changes in Insurance Coverage provision of the policy. In addition, We will transfer to the General Account the amount of Accumulation Value that was equal to the Specified Amount immediately prior to the Younger Insured's Attained Age 100.
(3) The GDB cost per $1,000 of Specified Amount as shown on Page 3 will cease.
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MONTHLY DEDUCTION - The monthly deduction for the
Rider will be (a), multiplied by (b), divided by $1,000, where:

(a) is the Specified Amount of the policy; and

(b) is the GDB cost per $1,000 of Specified Amount as shown on Page 3.

TERMINATION - The Rider will cease as soon as one or the following occurs:

(1) The GDB Cumulative Minimum Premium Requirement remains unsatisfied at the end of the Grace Period;

(2) The policy is surrendered or terminated;

(3) The death of the Survivor of the Insureds;

(4) We receive Your written request to terminate the Rider.


/s/ David A. Stonecipher                           /s/ Robert A. Reed
               President                                    Secretary

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[LETTERHEAD OF JEFFERSON PILOT APPEARS HERE]


                            JOINT AND LAST SURVIVOR
                     TEMPORARY TERM INSURANCE (TTI) RIDER


The Rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy. In the Rider, "We", "Us", or "Our" means Jefferson Pilot Financial Insurance Company; "You" means the Owner of the policy; and "Insureds" means the persons named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - Upon receipt of proof that the survivor of the Insureds has died while the Rider is in force and before the TTI Expiry Date, We will pay the named beneficiary the amount of insurance in force under the Rider on the date of death of the survivor of the Insureds.

AMOUNT OF INSURANCE - The amount of insurance under the Rider is the TTI Rider Amount shown on Page 3 of the policy.

MONTHLY DEDUCTION - The monthly deduction for the Rider will be (a), plus (b), multiplied by (c), divided by $1,000, where:

(a) is the monthly cost of insurance rate for the Rider;

(b) is the TTI Annual Expense Charge per $1,000 of Rider Amount, divided by 12, as shown on Page 3 of the policy; and

(c) is the amount of insurance under the Rider as shown on Page 3 of the policy.

EXPIRY DATE - The Expiry Date of the Rider is the TT1 Expiry Date shown on Page 3 of the policy.

COST OF INSURANCE RATES - The monthly cost of insurance rate for the Rider is based on the Policy Year and the sex and rating class or classes of the Insureds. Monthly cost of insurance rates will be determined by Us based upon future expectations, including charges for mortality experience, a provision for amortization of sales charges, reinsurance costs and other administrative charges. Any change in cost of insurance rates will be based upon changes in future expectations as to mortality experience, persistency, expenses (including reinsurance costs) and federal income tax law (except taxes related to deferred acquisition costs). Any change in cost of insurance rates will apply to all Insureds of the same ages, class or classes and duration. We will consider changes in the cost of insurance rates when cost of insurance rates for new issues change. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance rates on Page 3 of the policy. Such guaranteed maximum rates are based on the 1980 CSO Male or Female Mortality Table, with appropriate increases for rated risks.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1) The monthly deduction for the Rider remains unpaid at the end of the Grace Period as defined in the policy;

(2) The policy is surrendered or terminated;

(3) The TTI Expiry Date is attained; or

(4) We receive Your written request to terminate the Rider.


/s/ David A. Stonecipher                            /s/ Robert A. Reed
               President                                     Secretary
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[LETTERHEAD OF JEFFERSON PILOT FINANCIAL APPEARS HERE]


                            JOINT AND LAST SURVIVOR
                       POLICY EXCHANGE OPTION (PEO) RIDER


The Rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy, In the Rider, "We", "Us", or "Our" means the Jefferson Pilot Financial lnsurance Company; "You' and "Your' means the Owner of the policy; and 'Insureds' means the persons named on Page 3 of the policy.

Consideration - In return for receipt of any application for the Rider, We will provide the benefit described in the Rider.

Benefit - We will exchange the policy for two individual policies, one on the life of each of the Insureds, sublect to the conditions stated in the Rider.

Exchange Option Events - This option may be exercised only if one of the following events occurs:

(1) A final divorce decree on the Insureds' marriage is issued and in effect for at least 12 months.

(2) The Federal Tax Law is changed, resulting in:

   (a) the repeal of the unlimited marital deduction provision; or

   (b) a reduction of at least 50% in the maximum federal estate tax bracket.

This option may be exercised on or within 6 months after an Exchange Option Event occurs.

In addition, the Conditions for Exchange listed below must be met.

CONDITIONS FOR EXCHANGE -

(1) The policy and the Rider must be in force and not within the Grace Period as defined in the policy.

(2) The Owner of each new policy must have an insurable interest in the Insured's life.

(3) The Owner of each new policy and the Insured must sign the application for the new policy.

(4) Your written request satisfactory to Us must be received at Our Home Office on or within 6 months after an Exchange Option Event occurs.

(5) Evidence of the Exchange Option Event satisfactory to Us must be received at Our Home Office on or within 6 months after the date an Exchange Option Event occurs.

(6)  The policy must be returned to Us before the exchange date.

(7) The policy, including any attached riders, will terminate on the day before the exchange date. This date is the termination date.

(8)  Both of the Insureds under the policy must be living on the exchange date.

(9)  Any assignee must agree in writing to the exchange

(10) If the Exchange Option Event is the divorce of the Insureds, the Insureds are not remarried to each other on the Exchange Date.
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NEW POLICIES

(1) Each new policy will be for one half of the policy's Specified Amount.

(2) The exchange date will be the policy's Monthly Anniversary Day following receipt of Your request for exchange. The Issue Date and Policy Date for each new policy will be the exchange date.

(3) Each new policy will be a whole life plan being issued by Us on the Policy Date of the new policy.

(4) Premiums for each new policy will be based on Our published rates on the Policy Date of the new policy. The premiums will depend on each new policy's plan, initial specified amount, rating class, and the Insured's Attained Age.

(5) The rating class for each new policy will be the individual rating class assigned to each Insured when the policy was underwritten.

(6) Each new policy will be subject to one half the amount of any outstanding Debt on the policy. If the outstanding Debt on a new policy exceeds the amount available for a loan under that policy, the outstanding Debt must be reduced to equal the available loan value of the new policy. Any excess must be paid in cash to Us.

(7) The time periods in the Suicide and Incontestability provisions of each new policy will be measured from the Issue Date of the policy.

(8) Each new policy will be subject to any existing assignment of the policy.

Additional benefit riders will be available with each new policy Only with Our consent. Evidence of insurability at the Insured's Attained Age will be required if additional benefit riders are requested. All riders on each new policy will be subject to Our rules on the Policy Date of the new policy.

EXCHANGE VALUES - One half of the Accumulation Value of the policy will be allocated to each new policy on the exchange date. The Rider has no cash or loan value.

Termination - The Rider will cease as soon as one of the following occurs:

(1) One of the Insureds under the policy dies.

(2) The policy is surrendered or terminated.

(3) We receive Your written request to terminate the Rider.

(4) Upon the older Insured's Attained Age 80.



/s/ David A. Stonecipher                          /s/ Robert A. Reed
               President                                   Secretary
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[LETTERHEAD OF JEFFERSON PILOT FINANCIAL APPEARS HERE]


                            JOINT AND LAST SURVIVOR

                         AUTOMATIC INCREASE (AIR) RIDER


The Rider is part of the policy to which it is attached and it takes effect on the Policy Date of the policy. In the Rider, "We", "Us", and "Our" means Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insureds" means the persons named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - We will increase the Specified Amount of the policy on the first day of each new Policy Year by an amount equal to a percentage of the Specified Amount in effect on the last day of the previous Policy Year.

INCREASE PERCENTAGE FACTOR - The increase percentage factor has been selected by You and is shown on Page 3 of the policy.

EXPIRY DATE - The Expiry Date of the Rider is the AIR Expiry Date shown on Page 3 of the policy.

MONTHLY DEDUCTION - The monthly deduction for the Rider will be (a) multiplied by (b), divided by $1,000, where:

(a) is the AIR Annual Cost per $1,000 of Specified Amount for the Rider, divided by 12, as shown on Page 3 of the policy; and

(b) is the policy's Specified Amount.


MAXIMUM AMOUNT OF INCREASE - The maximum amount of all increases from the operation of the Rider will be the Maximum Amount of all AIR Increases as shown on Page 3 of the policy.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1) The monthly deduction for the Rider remains unpaid at the end of the Grace Period as defined in the policy.

(2)  The policy is surrendered or terminated.

(3)  The younger Insured attains age 100.

(4)  We receive Your written request to terminate the Rider.

(5)  We receive Your written request to cease any scheduled increase.

(6) The amount of any increase in the Specified Amount of the policy as a result of the operation of the Rider is less than the AIR Minimum Annual Increase Amount as shown on Page 3 of the policy.

(7) The maximum amount of increases permitted under the Rider has been attained.

(8)  The Expiry Date for the Rider shown on Page 3 is attained.



/s/  David A. Stonecipher                        /s/  Robert A. Reed
                President                                  Secretary